Exhibit 10.1
2008 Equity Incentive Plan

URS CORPORATION

2008 EQUITY INCENTIVE PLAN

Adopted By Board of Directors: March 27, 2008
Approved By Stockholders: May 22, 2008
Amended By Board of Directors: May 22, 2008
Termination Date: May 22, 2013

1. General.

(a) Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(b) Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Non-Executive Director Stock Awards, (v) Performance Stock Awards, (vi) Performance Cash Awards, and (vii) Other Stock Awards.

(c) General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards, to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Definitions.   As used in the Plan, the definitions contained in this Section 2 shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act.  The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company.  Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(e) “Change in Control” means any transaction, or series of transactions that occur within a twelve (12) month period, as a result of which the stockholders of the Company immediately prior to the completion of the transaction (or, in the case of a series of transactions, immediately prior to the first transaction in the series) hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act or comparable successor rules) of the outstanding securities of the surviving entity, or, if more than one entity survives the transaction or transactions, the controlling entity, following such transaction or transactions.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means URS Corporation, a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service.  For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(m) “Director” means a member of the Board.

(n) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(o) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2008, provided this Plan is approved by the Company’s stockholders at such meeting.

(p) “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(s) “Incentive Stock Option” means an option granted pursuant to Section 6 that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(u) “Non-Executive Director” means a Director who is not an Employee.

(v) “Non-Executive Director Stock Award” means a Stock Award made to a Non-Executive Director pursuant to Section 9.

(w) “Nonstatutory Stock Option” means an option granted pursuant to Section 6 that does not qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6.

(z) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(aa) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(bb) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 11.

(cc) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant.  Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ff) “Performance Cash Award” means an award of cash granted pursuant to Section 10(b).

(gg) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, or any ratio between two or more of, the following: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest and taxes (“EBIT”); (iii) earnings before unusual or nonrecurring items; (iv) net earnings; (v) earnings per share; (vi) net income; (vii) gross profit margin; (viii) operating margin; (ix) operating income; (x) net operating income; (xi) net operating income after taxes; (xii) growth; (xiii) net worth; (xiv) cash flow; (xv) cash flow per share; (xvi) total stockholder return; (xvii) return on capital; (xviii) stock price performance; (xix) revenues; (xx) costs; (xxi) working capital; (xxii) capital expenditures; (xxiii) changes in capital structure; (xxiv) economic value added; (xxv) industry indices; (xxvi) expenses and expense ratio management; (xxvii) debt reduction; (xxviii) profitability of an identifiable business unit or product; (xxix) levels of expense, cost or liability by category, operating unit or any other delineation; (xxx) implementation or completion of projects or processes; (xxxi) contribution; (xxxii) average days sales outstanding; (xxxiii) new sales; and (xxxiv) to the extent that a Performance Stock Award or a Performance Cash Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.  Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.  The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(hh) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be set on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to other Performance Criteria or internally generated business plans approved by the Board, the performance of one or more comparable companies or a relevant index.  The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.  The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ii) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award.

 (jj) “Performance Stock Award” means a Stock Award granted pursuant to Section 10(a).

      (kk) “Plan” means this URS Corporation 2008 Equity Incentive Plan.

 (ll) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to Section 7.

     (mm) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant.  Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

       (nn) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to Section 8.

(oo) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(pp)  “Retirement” means the termination of a Participant’s Continuous Service by retirement as determined in accordance with the Company’s then current employment policies and guidelines.

(qq) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(rr) “Securities Act” means the Securities Act of 1933, as amended.

(ss) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Non-Executive Director Stock Award, a Performance Stock Award or any Other Stock Award.

 (tt) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

       (uu) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. Administration.

  (a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee or Committees, as provided in Section 3(c).

  (b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Awards shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards, and to establish, amend and revoke rules and regulations for the Plan’s administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest; provided, however, that the exercisability or vesting of any Award may only be accelerated in the event of a Participant’s death, Disability or Retirement or upon a Change in Control; provided further, however, that up to 5% of the shares reserved for issuance under the Plan pursuant to Section 4(a) may be subject to Awards which do not meet the preceding acceleration restrictions.

(v) To suspend or terminate the Plan at any time.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and to bring the Plan and/or Stock Awards into compliance therewith, subject to the limitations, if any, of applicable law.  However, except as provided in Section 14 (a)  relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that the Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  Subject to the limitation set forth in Section 3(c)(ii), the Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to the Committee, Committees, subcommittee or subcommittees.

(ii) Limitation on Delegation.  Notwithstanding anything to the contrary in Section 3(c)(i), the Board may not delegate the administration of the Plan to a Committee to the extent such administration would in any way affect Non-Executive Director Stock Awards described in Section 9.

(iii) Committee Composition.  In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.  In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee which need not consist of Outside Directors the authority to grant Awards to eligible persons who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee which need not consist of Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted to a Non-Executive Director, other than a Non-Executive Director Stock Award pursuant to Section 9, shall be granted by a Committee consisting solely of two (2) or more Outside Directors or Non-Employee Directors.

(d) Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself.  Notwithstanding anything to the contrary in this Section 3(d),  the Board may not delegate to an Officer authority to determine the Fair Market Value pursuant to Section 2(r)(ii).

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

4. Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 14(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed five million (5,000,000) shares.  For clarity, the limitation in this Section 4(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 4(a) does not limit the granting of Stock Awards except as provided in Section 12(a).

Shares may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or, if applicable, NASD Rule 4350(i)(1)(A)(iii) or AMEX Company Guide Section 711, and such issuance shall not reduce the number of shares available for issuance under the Plan.  Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares Common Stock that may be issued pursuant to the Plan.

(b) Reversion of Shares to the Share Reserve.  If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan.  Also, any shares reacquired by the Company pursuant to Section 13(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.  Notwithstanding the provisions of this Section 4(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c) Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 4(d), subject to the provisions of Section 14(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be five million (5,000,000) shares.

(d) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

5. Eligibility.

(a) Eligibility for Specific Awards.  Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Sections 424(e) and (f) of the Code).  Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.  Non-Executive Director Stock Awards may be granted only to Non-Executive Directors and only pursuant to the formula set forth in Section 9.  Performance Cash Awards may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants.   A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

(d) Section 162(m) Limitation.  Subject to the provisions of Section 14(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any fiscal year of the Company (i) Options or Performance Stock Awards covering more than one million (1,000,000) shares of Common Stock or (ii) Performance Cash Awards with a value in excess of five million dollars ($5,000,000).

6. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below.  The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The methods of payment permitted by this Section 6(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(e) Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, the vesting of any Option may only be accelerated in the event of a Participant’s death, Disability or Retirement or upon a Change in Control; provided, however, that up to 5% of the shares reserved for issuance under the Plan pursuant to Section 4(a) may be subject to Awards which do not meet the preceding acceleration restrictions.  The provisions of this Section 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date.  An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(h) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement.  If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.  If the Optionholder designates a third party beneficiary of the Option in accordance with Section 6(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(j) Non-Exempt Employees.  No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(k) Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.  Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.  The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7. Provisions of Restricted Stock Awards.

           Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Consideration.  A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(b) Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Restricted Stock Awards may vary.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Restricted Stock Award which vests on the basis of a Participant’s Continuous Service shall not provide for vesting which is any more rapid than pro rata vesting over a three (3) year period and any Restricted Stock Award which provides for vesting upon the satisfaction of Performance Goals shall provide for a Performance Period of at least twelve (12) months, and (ii) the vesting of any Restricted Stock Award may only be accelerated in the event of a Participant’s death, Disability or Retirement or upon a Change in Control; provided, however, that up to 5% of the shares reserved for issuance under the Plan pursuant to Section 4(a) may be subject to Awards which do not meet the preceding vesting or acceleration restrictions.

(c) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(d) Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.  Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to receive shares of Common Stock that have become vested as of the date of the Participant’s death.

8. Provisions of Restricted Stock Unit Awards.

Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(a) Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(b) Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate (including vesting based on the satisfaction of Performance Goals or other criteria).  The vesting provisions of individual Restricted Stock Unit Awards may vary.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Restricted Stock Unit Award which vests on the basis of a Participant’s Continuous Service shall not provide for vesting which is any more rapid than pro rata vesting over a three (3) year period and any Restricted Stock Unit Award which provides for vesting upon the satisfaction of Performance Goals shall provide for a Performance Period of at least twelve (12) months, and (ii) the vesting of any Restricted Stock Unit Award may only be accelerated in the event of a Participant’s death, Disability or Retirement or upon a Change in Control; provided, however, that up to 5% of the shares reserved for issuance under the Plan pursuant to Section 4(a) may be subject to Awards which do not meet the preceding vesting or acceleration restrictions.

(c) Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(d) Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(e) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(f) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(g) Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.  For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

9. Non-Executive Director Stock Awards.

(a) Stock Awards.  Without any further action of the Board or any committee thereof, each Non-Executive Director shall be granted a Non-Executive Director Stock Award at each of the times specified in Section 9(a)(i) below, which Non-Executive Director Stock Award shall have the terms set forth in Sections 9(a)(ii) and 9(a)(iii) below.  Such award shall result in the issuance and delivery of shares of Common Stock to the Non-Executive Director on the date of grant.

(i) Quarterly Grants.  Each Non-Executive Director who is serving as a Non-Executive Director on the first day of each of the Company’s fiscal quarters shall be granted a Non-Executive Director Stock Award on such day (a “Quarterly Grant”).

(ii) Number of Shares.  The number of shares of Common Stock subject to each Quarterly Grant will be equal to the quotient of thirteen thousand one hundred twenty-five dollars ($13,125) divided by the Fair Market Value of the Common Stock on the date of grant, rounded down to the nearest whole share.

(iii) Vesting.  Each Quarterly Grant shall be fully vested on the date of grant.

(b) Deferred Stock Awards.  Without any further action of the Board or any committee thereof, each Non-Executive Director shall be granted a deferred Non-Executive Director Stock Award at the time specified in Section 9(b)(i) below, which deferred Non-Executive Director Stock Award shall have the terms set forth in Sections 9(b)(ii) and 9(b)(iii) below.  Until the shares of Common Stock are issued pursuant to Section 9(b)(iii) below in respect of a deferred Non-Executive Director Stock Award, such Award shall represent a notional number of shares and a promise by the Company to issue to the Non-Executive Director such number of shares (subject to adjustment as provided in Section 14(a)), and the Non-Executive Director shall have no stockholder or other ownership rights (including, but not limited to, the right to receive any dividend paid) in respect of such shares until their issuance.

(i) Quarterly Grants.  Each Non-Executive Director who is serving as a Non-Executive Director on the first day of each of the Company’s fiscal quarters shall be granted a deferred Non-Executive Director Stock Award on such day (a “Quarterly Deferred Grant”).

(ii) Number of Shares.  Each Quarterly Deferred Grant will entitle the Non-Executive Director to receive, at the time specified in Section 9(b)(iii) below, a number of shares of Common Stock equal to the quotient of thirteen thousand one hundred twenty-five dollars ($13,125) divided by the Fair Market Value of the Common Stock on the date of grant, rounded down to the nearest whole share (and subject to adjustment as necessary).

(iii) Vesting and Issuance.  Each Quarterly Deferred Grant shall be fully vested on the date of grant; provided that the notional number of shares of Common Stock in respect of each Quarterly Deferred Grant shall not be issued or issuable, and instead shall accumulate and be credited by the Corporation to a bookkeeping account in the name of the Non-Executive Director, until such time as the Non-Executive Director terminates his or her service on the Board for any reason, at which time the Company shall issue and deliver to the Non-Executive Director, on the date that is six (6) months following such termination of service (or as soon as administratively practicable thereafter), a number of shares of Common Stock equal to the cumulative notional number of shares (as adjusted) in respect of the Non-Executive Director’s cumulative Quarterly Deferred Grants.

(c) Consideration.  Each Quarterly Grant and Quarterly Deferred Grant shall be awarded in consideration for services rendered as a Non-Executive Director.

(d) Amendment of Terms of Quarterly Grants and Quarterly Deferred Grants.  The Board may at any time, and from time to time, amend the terms pursuant to which Non-Executive Director Stock Awards, including the Quarterly Grants and Quarterly Deferred Grants, shall be granted, including, without limitation, amendment of the dollar amount specified in Sections 9(a)(ii) and 9(b)(ii) above and any other provision of this Section 9.

10. Performance Awards.

(a) Performance Stock Awards.  A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Performance Stock Award which provides for vesting upon the satisfaction of Performance Goals shall provide for a Performance Period of at least twelve (12) months, and (ii) the vesting of any Performance Stock Award may only be accelerated in the event of a Participant’s death, Disability or Retirement or upon a Change in Control; provided, however, that up to 5% of the shares reserved for issuance under the Plan pursuant to Section 4(a) may be subject to Awards which do not meet the preceding vesting or acceleration restrictions.

(b) Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may, but need not, require the completion of a specified period of Continuous Service.  The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.   In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

11. Other Stock Awards.

Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Sections 6 through 10.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Other Stock Award which vests on the basis of a Participant’s Continuous Service shall not provide for vesting which is any more rapid than pro rata vesting over a three (3) year period and any Other Stock Award which provides for vesting upon the satisfaction of Performance Goals shall provide for a Performance Period of at least twelve (12) months, and (ii) the vesting of any Other Stock Award may only be accelerated in the event of a Participant’s death, Disability or Retirement or upon a Change in Control; provided, however, that up to 5% of the shares reserved for issuance under the Plan pursuant to Section 4(a) may be subject to Awards which do not meet the preceding vesting or acceleration restrictions.

12. Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Legal Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

13. Miscellaneous.

(a) Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or in the written terms of a Performance Cash Award or other instrument executed thereunder or any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code.  Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an Employee.  The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

14. Adjustments upon Changes in Common Stock; Change in Control.

(a) Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 5(d), and (iv) the class(es) and number of securities and price per share of Common Stock subject to outstanding Stock Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards shall terminate immediately prior to such event.

(c) Change in Control.  Unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award, in the event of a Change in Control, then prior to the effective time of the Change in Control, (i) any surviving entity or controlling entity may assume any Stock Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders of the Company in the Change in Control) for those outstanding under the Plan, and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the surviving entity or controlling entity, or (ii) the Board may, in its sole discretion, make payments, in such form as may be determined by the Board, to Participants holding Stock Awards in amounts that the Board determines represent the value of the outstanding Stock Awards and such payments shall completely discharge the Company’s obligations under such outstanding Stock Awards.  The surviving entity or controlling entity may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.  The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

In the event that (i) the surviving entity or controlling entity does not assume such Stock Awards or substitute similar stock awards for those outstanding under the Plan, and (ii) the Board does not make payments to settle the outstanding Stock Awards pursuant to the foregoing, then (a) with respect to Stock Awards held by Participants whose Continuous Service has not terminated prior to the effective time of the Change in Control, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full as of a time designated by the Board (contingent upon the effectiveness of the Change in Control), and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such time designated by the Board, and any reacquisition or repurchase rights held by the Company with respect to the Stock Awards shall lapse (contingent upon the effectiveness of the Change in Control) and (b) with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to a time designated by the Board; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Change in Control.

15. Limitation on Payments.

(a) Basic Rule. Any provision of the Plan to the contrary notwithstanding, in the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment or transfer by the Company to or for the benefit of a Participant, whether paid or payable (or transferred or transferable) pursuant to the terms of this Plan or otherwise (a “Payment”), would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount; provided that the Board, at the time of granting a Stock Award under this Plan or at any time thereafter, may specify in writing that such Award shall not be so reduced and shall not be subject to this Section 15.  For purposes of this Section 15, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(b) Reduction of Payments.  If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten (10) days of receipt of notice; provided, however, that such election shall be subject to Company approval if made on or after the effective date of a Change in Control.  If no such election is made by the Participant within such ten (10) day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election.  For purposes of this Section 15, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  All determinations made by the Auditors under this Section 15 shall be binding upon the Company and the Participant and shall be made within sixty (60) days of the date when a payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

(c) Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder.  In the event that the Auditors determine, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code.  In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(d) Related Corporations. For purposes of this Section 15, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

16. Termination or Suspension of the Plan.

(a) Plan Term.  Unless sooner terminated by the Board pursuant to Section 3, the Plan shall automatically terminate on the date that is the fifth anniversary of the Effective Date.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

17. Effective Date of Plan.

This Plan shall become effective on the Effective Date.

18. Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.